Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 28, 2024, with respect to the consolidated financial statements of Bluegreen Vacations Holding Corporation included in Hilton Grand Vacations Inc.’s current report on Form 8-K dated August 12, 2025 and incorporated by reference in the Registration Statement (Form S-3) and related Prospectus of Hilton Grand Vacations Inc. for the registration of 26,295,825 shares of its common stock.

/s/ Ernst & Young LLP

August 12, 2025